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DOLLAR GENERAL REPORTS MARCH SAME-STORE SALES UP 4.2%; ANNOUNCES ANALYST AND INVESTOR CONFERENCE WEBCAST

GOODLETTSVILLE, Tenn. – April 7, 2005 – Dollar General Corporation (NYSE: DG) today reported total retail sales for the March five-week period ended April 1, 2005, equaled $756.2 million compared with $672.9 million last year, an increase of 12.4 percent. For the March period, same-store sales, or sales in stores that were open both at the end of the period and at the beginning of the preceding fiscal year, increased 4.2 percent.

The 4.2 percent same-store sales increase for the period was driven by strong sales increases in food, including candy, snacks and perishables, as well as pet supplies.  The arrival of Easter in March, versus April in 2004, also produced strong results in Easter products for the period.  Customer transactions in same-stores increased approximately 0.1 percent. The average customer purchase in March for total stores was approximately $8.82 compared to $8.40 in the same period last year.

For the nine-week period ended April 1, 2005, Dollar General total retail sales increased 13.0 percent to $1.4 billion from $1.2 billion for the nine-week period ended April 2, 2004.  Same-store sales for the nine-week period increased 4.8 percent.

Year-to-date through April 1, 2005, the Company has opened 192 stores and closed 18.

Analyst and Investor Conference Webcast

On April 18, 2005, Dollar General will hold a meeting in Nashville, Tennessee for analysts and investors.  A webcast of this meeting including accompanying slides can be accessed live beginning at approximately 11:00 a.m. EDT (10:00 a.m. CDT) on Dollar General’s Web site at www.dollargeneral.com by clicking on the home page spotlight item.  The webcast will be available through May 2, 2005.

About Dollar General

Dollar General is a Fortune 500® discount retailer with 7,494 neighborhood stores as of April 1, 2005.  Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices.  The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

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